CUSHING MLP FUNDS TRUST

FIRST AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 2nd day of April, 2012, to the Fund Accounting Servicing Agreement, dated as of August 30, 2010 (the “Agreement”), is entered into by and between CUSHING MLP FUNDS TRUST, a Delaware statutory trust (the “Trust”)and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add an additional fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CUSHING MLP FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/Jerry V. Swank	By:	/s/ Michael R. McVoy

Printed Name:	Jerry V. Swank	Printed Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of Cushing MLP Funds Trust

Name of Series

The Cushing MLP Premier Fund

The Cushing Royalty Energy Income Fund

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